UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2010

NEW YORK & COMPANY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-32315 (Commission File Number)	33-1031445 (IRS Employer Identification No.)

450 West 33rd Street
5th Floor
New York, New York 10001
(Address of principal executive offices, including zip code)

(212) 884-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers;  Election of Directors;  Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2010, the board of directors of New York & Company, Inc. (the “Company”) appointed Greg Scott to the Company’s board of directors. Pursuant to a Letter Agreement of Employment with the Company, Mr. Scott joined the Company as its President on June 1, 2010 and was to become a member of the Company’s board of directors. Mr. Scott brings more than 20 years of retail industry experience to the Company. Most recently, Mr. Scott served as the Chief Executive Officer of Bebe Stores from February 2004 to January 2009 and also served as a member of their board of directors from August 2004 to January 2009. Prior to Bebe, Mr. Scott served as President of Arden B., a division of Wet Seal, Inc., from May 2000 to January 2004. Mr. Scott has also held senior level merchandising positions at Ann Taylor Stores and Henri Bendel, a division of The Limited. Mr. Scott began his retail career in the executive training program at Macy’s West, a division of Federated Department Stores, Inc., where he held several merchandising positions. In considering Mr. Scott as a candidate for director of the Company, the board reviewed his extensive experience in the retail and apparel industries, both at the management and board levels.

Effective August 20, 2010, Pamela Grunder Sheiffer resigned from her duties as an independent director on the Company’s board of directors. The Company thanks Ms. Grunder Sheiffer for the many contributions that she has made to the Company and wishes her continued success in her future endeavors.

See Item 8.01 below for additional matters relating to the Company’s board of directors.

Item 8.01 Other Events.

On August 18, 2010, the Company’s board of directors designated Grace Nichols as the presiding director of executive sessions of the Company’s non-management directors. Ms. Nichols has served as an independent director of the Company since March 19, 2008. As an independent director, serving as the presiding director, Ms. Nichols is entitled to a $150,000 annual retainer and an annual award of restricted stock for a number of shares equal to a fair market value of $150,000 on the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK & COMPANY, INC.

/s/ Sheamus Toal
Date: August 23, 2010	Name:	Sheamus Toal
	Title:	Executive Vice President and
Chief Financial Officer